Exhibit 11

NPC 0102 POLICY FOR DISCLOSURE OF INFORMATION ON MATERIAL ACTS OR FACTS AND TRADING IN SECURITIES ECONOMIC/FINANCIAL/ACCOUNTING Version 07 of 04/16/2025
1 INTRODUCTION
As a publicly traded company with shares listed on B3 (CPLE3, CPLE5, CPLE6), NYSE (ELPVY, ELP) and LATIBEX (XCOP), Copel is subject to capital market regulation and must establish mechanisms to ensure the regular use of Inside Information by Related and Connected Persons when trading securities issued by the Company and transparency in the disclosure of Material Information to society and its investors.
Therefore, in compliance with regulations and best governance practices, Copel has established this Policy, which is approved by the Board of Directors.
1.1 - SCOPE
The scope of this Policy defines Copel's guidelines for the topics of Disclosure of Information and Preservation of Confidentiality and Trading in Securities Issued by Copel.
1.2 - CONCEPTS
The terms used in this policy are conceptualized and organized in the Concepts Booklet, which can be accessed on the Investor Relations website (ri.copel.com) and on Copel's Sustainability Portal.
1.3 - PURPOSE
To establish the rules, procedures and guidelines for the disclosure of information and preservation of confidentiality, trading in securities issued by the company, applicable to Companhia Paranaense de Energia - Copel (Holding), its wholly-owned subsidiaries - SIs, its controlled companies and Related Persons. For the purposes of this Policy, all these related companies will be referred to as Copel.
The guidelines also apply, as a recommendation, to jointly-controlled subsidiaries, associated companies and other shareholdings, subject to their corporate procedures.
To support the implementation of the general guidelines, Copel has separated the specific guidelines for each chapter of this policy. These guidelines deal with the disclosure of information and the preservation of confidentiality and trading in its own securities.
1.4 - GENERAL GUIDELINES
1.4.1 - Related Persons must adhere to this Policy by signing the Adhesion Agreement, as shown in Annex I.
1.4.2 - The Terms of Adhesion signed by the Related Persons shall remain filed at the Company's head office, under the responsibility of the Vice President of Finance and Investor Relations - VPFI, for as long as these persons maintain a relationship with Copel and, furthermore, for at least 5 (five) years after their dismissal.
1.4.3 - The Company shall keep on file at its head office, under the responsibility of the VPFI, at the disposal of the Securities and Exchange Commission (CVM), an up-to-date list of the Related Persons who sign the Adhesion Agreement, with their respective qualifications, position or function, and registration number in the National Register of Individuals and/or Legal Entities, as applicable, updating it whenever there is a change.
1.4.4 - It is the responsibility of the Related Persons to immediately notify the Company of any changes to their registration details.
1.4.5 - The management area of the businesses in which Copel has shareholdings will be responsible for collecting the signatures of the Binding Parties of Subsidiaries, Affiliates and other companies in which the Company has a stake, should they adopt this policy.
1.4.6 - Connected Persons must observe the rules applicable to this Policy, as well as ensure that these rules are complied with by the people under their influence, including Connected Persons and all those with whom they have a business, professional or trust relationship.

Governance, Risk and Compliance Department - DRC Governance and Sustainability Superintendence - SGS Governance and Corporate Affairs Department - DGOS	1/8

NPC 0102 POLICY FOR DISCLOSURE OF INFORMATION ON MATERIAL ACTS OR FACTS AND TRADING IN SECURITIES ECONOMIC/FINANCIAL/ACCOUNTING Version 07 of 04/16/2025
CHAPTER 1: DISCLOSURE OF INFORMATION AND PRESERVATION OF
1.1 PURPOSE
To establish the guidelines for the disclosure of information considered to be Material Acts or Facts, and for maintaining the secrecy of Insider Information, which guide Copel's decision-making process.
1.2 DUTIES OF THE VICE PRESIDENT OF FINANCE AND INVESTOR RELATIONS - VPFI
1.2.1 - Without prejudice to the other duties and responsibilities provided for in the applicable rules, in the Bylaws and in this Disclosure Policy, VPFI, through the Investor Relations Superintendence - SRI, shall:
a)disclose and communicate any Material Information to the CVM and the Stock Exchanges immediately after it has been acknowledged and analyzed, in accordance with the applicable rules;
b)ensure the wide and immediate dissemination of Relevant Information simultaneously, whenever possible, in all markets in which Copel has securities admitted to trading;
c)in the event of questioning by the CVM or the Stock Exchanges, or in the event of atypical fluctuations in the quotation, price or quantity traded of the Securities, to inquire of the persons with access to Inside Information to ascertain whether they are aware of information that should be disclosed to the market and, if so, to ensure that the information is immediately disclosed to the market in accordance with this Policy, and to keep a record of this procedure;
d)subject to the provisions of this Policy, analyze and decide on the characterization of a fact or act as Material Information and participate in the decision-making process regarding the convenience or otherwise of its immediate disclosure to the market; and
e)administer and enforce this Policy.
1.3. DUTIES OF RELATED PERSONS
1.3.1 - Without prejudice to the other duties and responsibilities provided for in the applicable legislation and regulations, as well as in this Disclosure Policy, the following are the obligations of Related Persons:
a)Immediately and formally communicate any Material Information of which they are aware to the VPFI, which will promote its disclosure in accordance with the applicable rules and this Disclosure Policy;
b)not to disclose Inside Information, except by strictly disclosing it to persons who indispensably need to know it, ensuring that the recipients of the information are subject to this Policy or otherwise subject to the obligation to safeguard the confidentiality of the information and refrain from using it to obtain undue advantage;
c)not to use Inside Information to obtain, directly or indirectly, for themselves or for third parties, any advantage, including through the purchase or sale of Securities;
d)not to discuss Inside Information in the presence of third parties who are not aware of it, even if it can be expected that the third party will not be able to intuit the meaning of the conversation;
e)Managers, Audit Board Members and members of Technical or Advisory Bodies, if they have personal knowledge of Material Information, whenever they verify the omission of the VPFI in the fulfillment of its duty to disclose the respective Material Act or Fact, must immediately communicate such Material Act or Fact to the CVM;
f)if, inadvertently or without authorization, they in any way communicate, personally or through third parties, Inside Information to persons not bound by this Disclosure Policy or subject to a duty of secrecy, they must immediately inform the VPFI so that it can adopt the measures it deems appropriate;
g)immediately report to the VPFI any violations of this Disclosure Policy of which they become aware; and
h)ensure that any violation of the above does not occur through direct subordinates or trusted third parties, and shall be jointly and severally liable in the event of non-compliance.

Governance, Risk and Compliance Department - DRC Governance and Sustainability Superintendence - SGS Governance and Corporate Affairs Department - DGOS	2/8

NPC 0102 POLICY FOR DISCLOSURE OF INFORMATION ON MATERIAL ACTS OR FACTS AND TRADING IN SECURITIES ECONOMIC/FINANCIAL/ACCOUNTING Version 07 of 04/16/2025
1.3.2 - Affected Persons are prohibited from providing or commenting in the media, by any means of communication, including via the Internet or social networks, on any Inside Information to which they have had access by virtue of the position or office they hold until it has been disclosed to the public.
1.3.2.1 - It is also forbidden to make any public statement regarding news published in the press on issues dealt with at meetings of the Company's management bodies, committees or any administrative area, which have not been the subject of prior official pronouncement through the VPFI.
1.4. PROCEDURES FOR DISCLOSING RELEVANT INFORMATION
1.4.1 - Disclosure of Relevant Information to the CVM and the Stock Exchanges must be made immediately, in compliance with item 1.4.2 below and except in the cases set out in section 1.6, by means of a written document detailing the acts and/or facts that have occurred.
1.4.1.1 - Disclosure of Material Information shall be made in a clear and precise manner, in language accessible to the investing public, indicating, whenever possible, the amounts involved and other clarifications that the Company deems relevant for a proper understanding and more accurate assessment of the Material Information by the market.
1.4.2 - Disclosure of Material Information shall be made, whenever possible, before the start or after the close of trading on the Stock Exchanges, provided that, in the event of simultaneous trading on more than one Stock Exchange in different countries, the opening hours of the Stock Exchanges located in Brazilian territory shall prevail.
1.4.2.1 - If it is imperative that the disclosure of Material Information occurs during trading hours, the VPFI may request, always simultaneously to the Stock Exchanges, the suspension of trading in Copel's Securities, for the time necessary for the proper dissemination of the Material Information, observing the procedures set forth in the regulations issued by the Stock Exchanges.
1.4.3 - Under the terms of the applicable regulations, the disclosure of Material Information must be carried out through the following channels:
a)electronic system available on the CVM website;
b)the Company's investor relations page; and
c)on the news portal "Portal MZ", whose e-mail address is portal.mzgroup.com.
1.4.3.1 - The Company may create an online system for disclosing information to investors, sending Relevant Information by electronic mail (e-mail) to persons registered in a database created for this purpose, provided that this disclosure system does not replace the other means of disclosing information provided for in this Disclosure Policy and in the applicable legislation.
1.4.3.2 - In the event of a change in the communication channels in sub-item 1.4.3, this Disclosure Policy must be updated prior to the change.
1.4.4 - In the event of Relevant Information being disclosed by any means of communication, including to the press or at meetings with trade associations, shareholders, investors, analysts or selected audiences, in Brazil or abroad, the Relevant Information must be disclosed in advance and simultaneously to the CVM, Stock Exchanges and the investing public in general through the official channels mentioned in item 1.4.3.
1.5. EXCEPTION TO THE IMMEDIATE DISCLOSURE OF A RELEVANT ACT OR FACT
1.5.1 - Material Information may, exceptionally, not be disclosed, after analysis and decision by the VPFI or other Managers, as the case may be, when they believe that its disclosure could jeopardize the Company's legitimate interest.
1.5.1.1 - In accordance with the applicable regulations, the Managers may decide to submit to the CVM a question regarding the disclosure to the public of Material Information that may jeopardize the Company's legitimate interest.
1.5.1.2 - The Managers are obliged, directly or through the VPFI, to immediately disclose Material Information in the event that the information is beyond their control or in the event of an atypical fluctuation in the price, price or quantity traded of the Securities.

Governance, Risk and Compliance Department - DRC Governance and Sustainability Superintendence - SGS Governance and Corporate Affairs Department - DGOS	3/8

NPC 0102 POLICY FOR DISCLOSURE OF INFORMATION ON MATERIAL ACTS OR FACTS AND TRADING IN SECURITIES ECONOMIC/FINANCIAL/ACCOUNTING Version 07 of 04/16/2025
1.6. NOTICE TO THE MARKET
1.6.1 - Should the Company deem it pertinent to disclose any information useful to shareholders and the market in general, even if it is not required by the applicable legislation and regulations, the Company will bring said information to the attention of its shareholders and investors by means of a Notice to the Market.
1.6.1.1 - In the event that the Company believes that the information to be disclosed by means of a Notice to the Market has the potential to influence, in a significant manner, share prices or investment decisions in its Securities, such information shall be dealt with internally and disclosed in the manner required for Relevant Information.
1.6.2 - The disclosure of the Notice to the Market must be made by means of a written document to the CVM and the Stock Exchanges, in clear, precise and objective language accessible to the investing public, describing in detail the acts and/or facts that have occurred and indicating, whenever necessary and possible, the amounts involved and other clarifications.
1.6.3 - The disclosure of the Notice to the Market must be made through the following channels:
a)electronic system available on the CVM website;
b)the Company's investor relations page; and
c)online system for disseminating information to investors via e-mail to people registered in a database created for this purpose.
CHAPTER 2: TRADING IN OWN-ISSUE SECURITIES
2.1 PURPOSE
Establishing the guidelines for trading in own-issue securities, with a view to promoting transparency and regularity in trading and avoiding the improper use of Inside Information, which guides Copel's decision-making process.
2.2. SPECIFIC GUIDELINES
2.2.1 - This Policy applies to trades in Securities carried out by the Company and other Related Persons:
a)inside or outside regulated securities market environments;
b)directly or indirectly, either through controlled companies or third parties with whom a fiduciary or portfolio management contract is maintained; and
c)for their own account or that of a third party.
2.2.2 - The restrictions set out in this Policy do not apply to trades made by investment funds of which the Related Persons are quota holders, provided that the trading decisions of the administrator and/or manager of these funds cannot be influenced by the quota holders, such influence being presumed in the case of an exclusive fund, subject to the exceptions set out in CVM Resolution 44.
2.3. PROHIBITING THE MISUSE OF PRIVILEGED INFORMATION
2.3.1 - Related Persons who are aware of Insider Information are prohibited from trading in Copel Securities for the purpose of gaining undue advantage for themselves or others.
2.3.2 - For the purposes of the restriction in item 2.3.1, it is assumed that:
a)the person who trades Securities with Insider Information makes use of that information in that trade;
b)Managers, members of the Audit Board and the Company, in relation to transactions with Securities, have access to all Inside Information;
c)Related Persons, when accessing Inside Information, know that it is Inside Information;
d)the Director who leaves the Company with Inside Information shall make use of such information if he trades Securities within a period of 6 (six) months from his departure;

Governance, Risk and Compliance Department - DRC Governance and Sustainability Superintendence - SGS Governance and Corporate Affairs Department - DGOS	4/8

NPC 0102 POLICY FOR DISCLOSURE OF INFORMATION ON MATERIAL ACTS OR FACTS AND TRADING IN SECURITIES ECONOMIC/FINANCIAL/ACCOUNTING Version 07 of 04/16/2025
e)information on mergers, total or partial spin-offs, amalgamations, transformations or any form of corporate reorganization or business combination, changes in the Company's control, including through the execution, amendment or termination of shareholders' agreements, decisions to deregister as a publicly-held company or changes in the trading environment or segment for the shares issued by the Company, are relevant from the moment studies or analyses related to the matter are initiated; and
f)Information on requests for judicial or extrajudicial reorganization and bankruptcy made by the Company itself is relevant from the moment studies or analyses relating to such requests are initiated.
2.3.2.1 - The presumptions set out in item 2.3.2 are relative and must be analyzed together with other elements that indicate whether or not the illicit act has in fact been committed.
2.3.2.2 - Subject to the provisions of the applicable regulations, the presumptions do not apply:
a)a cases of acquisition, through private trading, of treasury shares, resulting from the exercise of a call option in accordance with a stock option plan approved at a general meeting, or when shares are granted to Directors, employees or service providers as part of remuneration previously approved at a general meeting; and
b)trades involving fixed-income securities, when carried out by means of operations with combined repurchase commitments by the seller and resale commitments by the buyer, for settlement on a pre-established date, prior to or equal to the maturity of the securities that are the object of the operation, carried out with predefined profitability or remuneration parameters.
2.3.3 - The prohibition on the use of Inside Information does not apply to subscriptions for new Securities, without prejudice to the application of the rules governing the disclosure of information in the context of the issue and offer of such Securities.
2.4. PROHIBITED PERIOD
2.4.1 - During the periods of 15 (fifteen) days prior to the disclosure of Copel's Quarterly Information - ITRs and Financial Statements - DFs, trading in Securities by all persons bound by this policy is prohibited.
2.4.1.1 - The prohibition provided for in this item does not depend on (i) knowledge by such persons of the content of the Company's ITR or DFs; (ii) assessment of the existence of Material Information pending disclosure; or (iii) analysis of the intention to trade.
2.4.1.2 - The prohibition provided for in this item does not apply to:
a)trades involving fixed-income securities, when carried out through operations with combined repurchase commitments by the seller and resale commitments by the buyer, for settlement on a pre-established date, prior to or equal to the maturity of the securities that are the object of the operation, carried out with predefined profitability or remuneration parameters;
b)transactions aimed at fulfilling obligations assumed before the beginning of the prohibition period arising from loans of Securities, the exercise of call or put options by third parties and forward purchase and sale contracts; and
c)negotiations carried out by financial institutions and legal entities that are part of their economic group, provided that they are carried out in the normal course of their business and within the parameters pre-established in this Policy.
2.5. LOCKOUT PERIODS
2.5.1 - The VPFI may, regardless of the existence of Material Information not yet disclosed, set periods in which Related Persons may not trade Securities by sending a notification expressly stating the beginning and end of the Blocking Period, which will last until a new notification is sent expressly stating its end.
2.5.2 - The notification of the Blocking Period sent by the VPFI does not necessarily need to be justified or inform the facts that give rise to the determination of the VPFI, and may also be addressed to all or only part of the Related Persons.

Governance, Risk and Compliance Department - DRC Governance and Sustainability Superintendence - SGS Governance and Corporate Affairs Department - DGOS	5/8

NPC 0102 POLICY FOR DISCLOSURE OF INFORMATION ON MATERIAL ACTS OR FACTS AND TRADING IN SECURITIES ECONOMIC/FINANCIAL/ACCOUNTING Version 07 of 04/16/2025
2.5.3 - Recipients of Lock-Up Periods must refrain from trading in the Securities throughout this Period and maintain confidentiality with regard to notifications concerning Lock-Up Periods.
2.5.4 - The absence of communication from the VPFI about Blocking Periods does not exempt Related Persons from complying with the terms of this Policy and the applicable rules.
2.6. EXPECTED CONDUCT FOR TRADING BY RELATED PARTIES
2.6.1 - Related Persons must fully comply with the Policy and other rules applicable to trading in Securities.
2.6.2 -    Connected Persons must immediately notify Copel's VPFI of any violations of this Policy of which they are aware.
2.6.3 - Provided that they are outside the Prohibition Periods and Blocking Periods, and that they do not have Inside Information, Related Persons may freely trade Securities.
2.7. DISCLOSURE OF INFORMATION ON SECURITIES OWNERSHIP AND TRADING
2.7.1 - Directors, members of the Audit Board and members of statutory bodies with technical or advisory functions must inform the VPFI of their ownership of and trades in securities issued by Copel, its parent companies or controlled publicly traded companies.
2.7.1.1 - The communication referred to in item 2.7.1 above must also include, pursuant to CVM Resolution 44, the ownership of and dealings in Securities owned by persons linked to the Related Persons.
The communication referred to in item 2.7.1 must contain at least the following information:
a)name and qualification of the reporter, indicating the registration number in the National Register of Legal Entities or in the Register of Individuals;
b)quantity, by type and class, in the case of shares, and other characteristics in the case of other securities, in addition to the balance of the position held before and after trading; and
c)form of acquisition or disposal, price and date of transactions.
2.7.1.2 - The communication referred to in item 2.7.1 must be made: (i) within 5 (five) days of each deal being made; and (ii) on the first working day after taking office.
2.7.2 - Copel, through VPFI, must disclose on a monthly basis, in accordance with the applicable regulations, the information referred to in item 2.7.1 and the information shares in relation to the Securities traded by itself, its subsidiaries and affiliates.
2.8. DISCLOSURE ON RELEVANT TRADING
2.8.1 - Shareholders who elect members of the Board of Directors or the Supervisory Board, as well as any natural or legal person, or group of persons, representing the same interest, who carry out Relevant Transactions, business or set of businesses through which the direct or indirect participation of the persons referred to in the caput exceeds, the thresholds of 5% (five percent), 10% (ten percent), 15% (fifteen percent), and so on, of a type or class of shares representing the share capital of a publicly traded company, must send the VPFI an immediate communication containing at least the following information.
a)name and qualification, indicating the registration number in the National Register of Legal Entities - CNPJ or in the Register of Individuals - CPF;
b)the purpose of the participation and the quantity targeted, containing, if applicable, a statement that the transactions are not intended to alter the composition of the Company's control or administrative structure;
c)number of shares and other securities and derivative financial instruments referenced to such shares, whether physically or financially settled, explaining the quantity, class and type of the referenced shares;
d)indication of any agreement or contract regulating the exercise of voting rights or the purchase and sale of securities issued by the Company; and
e)if the shareholder is resident or domiciled abroad, the name or corporate name and the registration number in the Individuals Register or in the National Register of Legal Entities of its agent or legal representative in the country for the purposes of article 119 of the Corporations Law.

Governance, Risk and Compliance Department - DRC Governance and Sustainability Superintendence - SGS Governance and Corporate Affairs Department - DGOS	6/8

NPC 0102 POLICY FOR DISCLOSURE OF INFORMATION ON MATERIAL ACTS OR FACTS AND TRADING IN SECURITIES ECONOMIC/FINANCIAL/ACCOUNTING Version 07 of 04/16/2025
2.8.2 - The VPFI is responsible for transmitting information on Relevant Trades to the market as soon as it is received, in accordance with the applicable regulations.
3. PENALTIES
Failure to comply with the obligations and requirements set out in this Policy may subject Related Persons, as the case may be, to liability in the civil, criminal or administrative spheres, without prejudice to the sanctions and disciplinary measures provided for in Copel's Code of Conduct, in NAC 40301 - Functional Discipline and other internal rules.
4. FINAL PROVISIONS
4.1 - Any doubts about the provisions of this Policy, the applicable regulations issued by the CVM and/or the possibility of carrying out or not carrying out a particular trade, about the relevance of a particular act or fact, and about disclosure and about Relevant or Privileged Information, should be clarified with the VPFI via e-mail:ri@copel.com
4.2 - This Policy shall be governed and interpreted, including in the event of omissions, in accordance with the applicable rules, in particular those set out in item 5.
4.3 - In the event of conflict between the provisions of this Policy and the rules in force, the provisions of the rules in force shall prevail. In the event of a conflict between the provisions of this Policy and Copel's Bylaws, the provisions of Copel's Bylaws shall prevail.
4.4 - Should any provision of this Policy be held to be invalid, illegal or ineffective, such provision shall be limited to the extent possible so that the validity, legality and effectiveness of the remaining provisions of this Policy are not affected or impaired.
4.5 - This Policy shall come into force on the date of its approval by Copel's Board of Directors and shall be disclosed in accordance with the applicable regulations.
5. SPECIFIC LEGISLATION RELATED TO THE SUBJECT
The legislation and regulations that directly affect this Policy are organized in the Booklet of Applicable Legislation and Regulations for Corporate Policies, which can be accessed on the Investor Relations website (ri.copel.com) and on Copel's Sustainability Portal.

Updates NPC 0102 of 02/16/2022, and updates and incorporates the content of NPC 0103 Information Disclosure and Confidentiality Policy.
_________________________________________________________________________________________
This Policy was approved at the 261st Ordinary Meeting of the Board of Directors - ROCAD of 04.16.2025.

Governance, Risk and Compliance Department - DRC Governance and Sustainability Superintendence - SGS Governance and Corporate Affairs Department - DGOS	7/8

NPC 0102 POLICY FOR DISCLOSURE OF INFORMATION ON MATERIAL ACTS OR FACTS AND TRADING IN SECURITIES ECONOMIC/FINANCIAL/ACCOUNTING Version 07 of 04/16/2025
ANNEX I

TERM OF ADHESION
POLICY FOR THE DISCLOSURE OF INFORMATION ON ACTS OR FACTS
AND SECURITIES TRADING

By this instrument, [name], [qualification], resident and domiciled at [address], registered with the CPF/ME under number [number], bearer of identity card number [insert number and issuing body], in the capacity of [indicate position, function or position], hereby declare that I am aware of the Policy for Disclosure of Information on Material Act or Fact and Trading in Securities, available on the website ri.copel.com, approved by the Board of Directors of Companhia Paranaense de Energia - COPEL, at its meeting of [...] of [...] of 2024, forwarded to the CVM, under the terms of CVM Resolution 44/2021, and I hereby express my full awareness of and agreement with the terms of this Policy, obliging me to comply with it unconditionally and unrestrictedly, as well as to contribute to the full compliance of related/connected persons, according to the definitions.
For the purposes of article 11 of CVM Resolution 44, I further declare that I, as a connected person, and the persons connected to me, under the terms of this policy:
☐ We have no securities issued by Companhia Paranaense de Energia - Copel on this date; or
☐ On this date, we hold the following securities issued by Companhia Paranaense de Energia - Copel, as shown in the table below.

Securities	Species/Class	Name of linked person	CPF/CNPJ	Qualification	person classification (if applicable)	Quantity

(¹) Related person: a) spouse from whom you are not legally or extrajudicially separated; b) partner; c) any dependent included in your annual income tax return; and d) companies directly or indirectly controlled by the Related Person

________________________, _____ from _________________ from _______.
City and date

________________________________
Signature

Governance, Risk and Compliance Department - DRC Governance and Sustainability Superintendence - SGS Governance and Corporate Affairs Department - DGOS	8/8